Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc — Chairman and CEO
Jerry Grisko
CBIZ, Inc — President and COO
Ware Grove
CBIZ, Inc — CFO and SVP
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Jim MacDonald
First Analysis Securities — Analyst
Bill Sutherland
Boenning & Scattergood Inc. — Analyst
Vincent Colicchio
Noble Financial Group — Analyst
PRESENTATION
Operator
Welcome to the CBIZ fourth quarter and year end 2010 results conference call. My name is Christine and I will be your operator for today’s conference. At this time all participants are in a listen only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded. I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.
Steven Gerard — CBIZ, Inc — Chairman and CEO
Thank you, Christine and good morning everyone. Thank you for calling in to our fourth quarter and year end 2010 conference call. Before I begin my comments I’d like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our Shareholders and Analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you do have questions you hold them until after the call and we will be happy to address them at that time. This call is also being webcast and you can access the call off of our website. You should have all received a copy of the release, which we issued this morning. If you did not, it will be posted on our website or you can access our Corporate Office for a copy.
And finally, remember that during the course of this call we will make forward-looking statements. These statements represent Management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that would cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10K and prior press releases. Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.
A word of caution as we go through the call, the entire Independence, Ohio area has been hit with a blackout and we have lost complete power in all of the buildings surrounding our office including ours. So we are following our recovery model and having this call from a remote location. I mention this so that anyone who has been calling our office for information or follow-up, you will not be able to get through and anyone who is trying to access via e-mail, you will not be able to get through at this time until the e-mail service is converted. So, I give you this update and we will respond to everybody as soon as the Independence, Ohio area gets its power back.
This morning prior to the open, we were pleased to report our full year 2010 results which were consistent with the guidance that we had been giving last year and reporting on a comparable basis earnings per share of $0.52 equal to the prior year. Of particular note were the challenges that we and our clients faced in 2010. Both our Financial Services and Employee Services groups reported year-over-year gains in revenue and in contribution and the cost controls that were put in place in our Medical Practice business resulted in a very strong second half of 2010. Most important to us was the fact that we reported sequentially, four consecutive quarters of improved same business — same store revenue and the fourth quarter was only down 1%. What I’m going to do now is turn it over to Ware to give you the details, and then come back and talk a little bit about 2011, our expectations and some of the factors affecting our businesses.
Ware Grove — CBIZ, Inc — CFO and SVP
Thanks Steve. As is our normal practice I want to take a few minutes to run through the highlights of the numbers we released this morning for the fourth quarter and year end of December 31, 2010. As we expected at the beginning of the year, 2010 was a challenging year. The general business environment for the small and mid-size businesses that are typically served by CBIZ continue to be characterized by persistently high unemployment and low levels of business investment or expansion throughout the year. As we noted in earlier quarterly conference calls, however, we have seen sequential improvements as the year progressed and we continue to see improvements through the fourth quarter of 2010.
Given the challenge to growing revenue during the year, we took steps within all of our business groups to align our cost structure and our resources with client service needs and we continue to focus on carefully managing all costs. In the fourth quarter ending December 31, 2010, total revenue increased by $2.9 million or by 1.8% compared with fourth quarter a year ago. Same unit revenue declined by 1.0%, and as I noted even though this represents a decline, the trend throughout the year represents a sequential improvement compared with earlier quarters throughout 2010. During the fourth quarter, we were pleased to record positive same unit revenue growth of 1.8% within our Financial Services group compared to a year ago. Same unit revenue for our Medical Management Professionals group declined by 1.5% in the fourth quarter and this represents an improving trend within this group.
The Employee Services group continues to be impacted by high unemployment levels, combined with a continuing soft market for property and casualty insurance which impacts our ability to achieve revenue growth in this group. As a result, the same unit revenue declined by 4.5% in the fourth quarter in this group compared with a year ago.
Now during the fourth quarter of 2010, in November, we announced the acquisition of her Kirkland Russ Murphy & Tapp, a financial services firm with about $12 million of revenue that is located in Tampa, Florida. We are pleased to welcome this firm to the CBIZ team and as we announced in November, we expect the impact in 2011 will be accretive to earnings per share. I want to point out, however, that with the seasonal nature of the accounting business, it is not unusual to report a loss in the second half of the year. And operating losses in November and December, in this new business unit, negatively impacted our combined earnings per share by about $0.01 in the fourth quarter of 2010.
That, combined with lower contribution from the Employee Services group for the reasons I mentioned earlier, we recorded a loss of $0.02 per share in the fourth quarter compared with a year ago. As we look at the full year results, I want to remind you that previously announced lease restructuring charges that were incurred with in connection with the acquisition of our Boca Raton financial services firm in January and the charge relating to the early retirement of debt that was incurred in September, combined these charges impacted earnings per share by $0.04 for the full year of 2010. Excluding these two items, CBIZ achieved earnings per share of $0.52 which is in-line with the guidance we have provided since July of last year. Excluding the impact of these two items, pre-tax income for 2010 would be $48.6 million, or 6.6% of revenue compared with 7.0% a year ago.
Now there was a 60 basis point decline in margin attributable to the performance of our Medical Management Professionals group in 2010, and the new Tampa unit resulted in a decline of 7 basis points in the fourth quarter, plus there were 28 basis points of decline attributable to the additional interest costs in 2010 compared to 2009. Now, for the full year of 2010, revenue was $732.5 million, a decline of slightly less than 1.0% from a year ago. Acquisitions contributed approximately 2.7% to revenue growth and the same unit revenue declined by 3.6% for the full year ended December 31, 2010.

Same unit revenue in our Financial Services group declined by 2.9% or $11 million for the full year, but you will note in our segment data that despite the seasonal loss incurred in our newly acquired Tampa unit in the fourth quarter, the contribution from this group increased by approximately $2.8 million in 2010 compared with 2009. This is a result of the hard work of associates located in our units throughout the US as we have become more efficient at serving client needs with fewer resources and lower cost.
Within our Employee Services group, same unit revenue declined by 1.9% in 2010 versus 2009. As mentioned earlier, our benefits and payroll services have been impacted by persistently high levels of unemployment and we continue to see a soft market in property and casualty insurance, which impacts our revenue. On a positive note, our retirement advisory business has grown during the past year as a result of the increase in underlying planned asset values. And we have seen revenue growth in our HR and Recruiting Services. Contribution in this segment also increased slightly for the full year, again, thanks to the hard work and dedicated CBIZ associates located in our various operating units throughout the US.
As we commented throughout 2010, revenue in our MMP group has been impacted by general industry trends resulting in lower volumes of medical procedures, along with a shift in a mix of procedures that resulted in a lower volume of the higher value radiology procedures such as MRI’s and CAT scans. Same unit revenue within this group declined by 7.6% for the full year of 2010, which amounted to a $12.2 million decline in revenue compared with a year ago. As a result, the gross margin contribution of this group declined by $4.3 million in 2010, and this decline impacted our overall earnings per share by approximately $0.05 per share for the full year of 2010 compared with 2009. I want to remind you, as Steve commented, the cost management efforts we undertook within this group earlier in the year. And you will note the gross margin contribution increased substantially in the fourth quarter compared to a year ago despite slightly lower revenues in the fourth quarter of this year. And as is the case with our other operating groups, the team at MMP has done a very nice job responding to a tough business environment.
Cash flow in 2010 continues to be strong as cash earnings per share increased from $0.99 a year ago, to $1.02 per share in 2010. A schedule outlining the cash earnings and cash earnings per share calculation is included as an attachment to our release.
Days sales outstanding on our receivables was 72 days at year-end 2010 and that compares to 67 days a year ago. The increase in day sales outstanding this year was primarily a result of the growth in the Litigation Support and Bankruptcy Consulting engagements where receivables tend to age longer than our typical engagements. We spent $2.8 million on capital spending for the full year of 2010 of which $700,000 was spent in the fourth quarter. Now the financing transactions that we accomplished in the third quarter of 2010 essentially refinanced the 3.125% convertible notes for the upcoming call date of June 1, 2011. With the issuance of the new 4.875% notes that are due October 1, 2015, we immediately retired $60 million of the $100 million balance on the 3.125% notes.
We used a portion of the proceeds to buy back stock and we also paid down bank debt with the balance of the proceeds. So, with the $118.9 million balance on our $275 million unsecured bank credit facility at December 31, 2010, we have the capacity to pay down the $40 million balance remaining on the 3.125% notes on the upcoming June 1, 2011 date. I should note that we have the necessary financing capacity to address future acquisition opportunities as they occur. During 2010, we closed on four new acquisitions. We are always reviewing a number of potential opportunities and we expect to close our normal three to five transactions again during 2011.
During 2010, we used approximately $53 million for acquisitions including earnout payments on acquisitions closed in prior years. Assuming a full earnout payment for acquisitions already closed through the end of 2010, future earnout payments are expected to be approximately $17.5 million in 2011, $29 million in 2012, and the remaining $5.5 million expected in 2013. Now, our cash flow is expected to continue to be strong as we look into 2011. In addition to funding future earnout payments that I just described, our priority and utilizing capital will continue to be focused on making new strategic acquisitions. Now also as a result of the share repurchase activities that occurred in the third quarter of 2010, share count for the full year of 2011 is expected to be approximately 50 million shares. a reduction from 58.2 million shares reported for the full year of 2010.
As mentioned earlier in 2010, the share purchase transactions that occurred in the third quarter are expected to have an accretive impact of approximately $0.05 per share in 2011. Now you will also note that the effective tax rate in

2010 was 37.6% and that’s a result of a utilizing some net operating loss carry forwards that we previously announced and discussed at the end of the second quarter. The plan rate for 2011 calls for a 40% effective rate and that will negatively impact reported earnings per share by approximately $0.02 per share in 2011 compared with the effective rate that we just reported of 37.6% for 2010. Again, looking ahead to 2011, we expect a generally improving business environment for small and mid-sized businesses in the US. We think that today high unemployment levels will be slow to improve, however, we expect a moderate increase in expansion and business investment activity in 2011 that will result in modest growth opportunities within our Financial Services and Employee Services segments in 2011.
The level and mix of procedures impacting our MMP business appears to have stabilized through the second half of 2010. Although achieving revenue growth in this segment will be a challenge looking ahead into 2011 due to continuing pressures on reimbursement rates, particularly in the radiology specialization. As we have noted, we have carefully managed cost throughout our business during the past year. And these efforts position us to leverage our cost structure even as we expect modest revenue growth in 2011. We expect to achieve revenue growth at a modest rate within 2011, but we also expect to achieve growth in earnings per share within a range of 10% to 15% over what we will call the normalized $0.52 per share that we achieved in 2010.
Cash earnings per share in 2011 are expected to increase within the same 10% to 15% range over the $1.02 cash earnings per share reported in 2010. And so, with these comments I will turn it back over to Steve so we can wrap up our comments and open it up for questions.
Steven Gerard — CBIZ, Inc — Chairman and CEO
Thank you Ware. Let me reiterate a couple of points that Ware touched on. In terms of acquisitions, we expect our acquisition program to continue the way it has been, three to five transactions a year. The pricing on those haven’t dramatically changed but we see many opportunities in the market place. I think we are far more optimistic as we sit here today than we were a year ago as to what the business prospects were. As I noted in the press release, our clients are feeling better about themselves, they are more optimistic. But I would caution everyone that the small to mid-sized companies have not yet decided to, or shown any willingness to, invest or expand, and that’s what we are waiting to see.
So, if we look across our business segments, as Ware pointed out, we believe we are going to see some amount of modest improvement in revenue on our Financial Services side. We are going to see strengthening businesses on our Employee Services side. Our Medical Practice business, I would expect would continue to have a revenue challenge due to reimbursement rate changes, but we expect their bottom line contributions to be improved year-over-year. The one caution I would make to everyone is that in our Employee Services group we announced that we sold our Wealth Management business. That will have a $5 million to $6 million revenue impact in 2011 and it will have a negligible impact on operating earnings. But having year-over-year comparables in the Employee Services business may be a little bit more difficult because of that sale. With that, let me open it up for questions and come back with some final comments at the end.
QUESTION AND ANSWER
Operator
Thank you. We will now begin the question-and-answer session.
(Operator Instructions)
The first question comes from Josh Vogel from Sidoti & Co. Please go ahead.

Josh Vogel — Sidoti & Company — Analyst
Good morning Steve and Ware. Thanks for taking my questions. Steve, you just mentioned the year-over-year drag in employee services from the wealth management business. Was that really hit up in Q4? Because if you look at the prior three quarters revenue wasn’t down that much year-over-year and I am curious why it accelerated in Q4? Or if there were maybe some one-time projects or work that hit up in fourth quarter of 09?
Steven Gerard — CBIZ, Inc — Chairman and CEO
Josh, there was absolutely no impact in 2010 in either the fourth quarter or the full year from the sale of the wealth management business. The decline in the employee services really had more to do with the continued unemployment issues, the pressures that they are facing, as well as some timing issues on the carrier bonuses, but it wasn’t related in any way to wealth management.
Josh Vogel — Sidoti & Company — Analyst
Okay, shifting gears a little bit. Do you have an idea, regarding the full acquisition’s completed in 2010, what you expect them to contribute to revenue in 2011? I just want to get a better sense of same unit trends.
Ware Grove — CBIZ, Inc — CFO and SVP
Well, yes, Josh, as we made four acquisitions in 2010, one was closed in January. So we will lap that and that becomes same unit growth in 2011 versus 2010. The Tampa acquisition that we announced was about $12 million in revenue minus the November, December stub, which is nominal. That will contribute to growth in 2011. The other two, one was made in January and the other one was made in midyear — it’s very small, it’s probably less than $1 million incremental value in 2011.
Josh Vogel — Sidoti & Company — Analyst
Okay. And I know now we are into the busy season here in the tax world. I was wondering if you could maybe comment on same unit revenue trends you saw through the first six weeks in financial services.
Steven Gerard — CBIZ, Inc — Chairman and CEO
We typically don’t comment on month over month results. I would say this, that across CBIZ we are very comfortable with the way January came in.
Josh Vogel — Sidoti & Company — Analyst
Okay, great. And just lastly, bad debt expense in Q4 and your expectations for 2011? Do you have that Ware?
Ware Grove — CBIZ, Inc — CFO and SVP
Yes, Josh. You may remember when I talked about this in the past, typically bad debt expense is 65 basis points, more or less, and it was generally in that range for 2010. For the full year it was about 63 basis points of revenue and in the fourth quarter it was 61 basis points of revenue. And we expect generally that same level in 2011.

Josh Vogel — Sidoti & Company — Analyst
Okay. Thank you very much.
Steven Gerard — CBIZ, Inc — Chairman and CEO
Okay, let me follow up on a Josh’s question. We have been saying all year that our clients remain stable. They just weren’t growing. I think the fact that we recorded 60 basis points bad debt was further evidence of the fact that our clients actually came through the recession reasonably well from a collection standpoint. We are very comfortable with the 60 to 65 basis points because that’s where the business should be in a more normal time. Next question.
Operator
The next question comes from Jim MacDonald from First Analysis. Please go ahead.
Jim MacDonald — First Analysis Securities — Analyst
Good morning. I hope you get your power back. On the MMP business, could you give a little more color on what you’re seeing from the new reimbursement rates it?
Steven Gerard — CBIZ, Inc — Chairman and CEO
There continues to be pressure, Jim, on the radiology side of the business not made up by any uptick in ER or anesthesia. We are starting to see a recovery, or we saw in the third and fourth quarter a recovery of the higher modality procedures. So we are coming back to, we’re not back to where we were two years ago, but we are heading in the right direction.
The first quarter tends to not give us a particularly good indication because of the preponderance of high deductible plans where people tend to put off the big operations and stuff until later in the year for whatever reason they may have. So, the point is that they’re heading in the right direction, but it’s too early to call yet what the full year impact is going to be. I think what we are comfortable in saying is that even on relatively flat revenue we expect a significant improvement in the bottom line.
Jim MacDonald — First Analysis Securities — Analyst
All right. And, moving over to the ES group, any recent view on the whole broker commission issue?
Steven Gerard — CBIZ, Inc — Chairman and CEO
Yes, the impact of the medical loss ratio on the Brokerage industry is still yet to be determined. It obviously will have some impact at some point. It isn’t clear if it is going to have a dramatic impact on us this year because there’s only one or two carriers that seem to be implementing anything in the short run. Everybody else is taking a wait and see attitude. In addition to which, we re-up our clients early, tend to be December re-up. So, it may not affect as quite as bad.
But most importantly our approach to the market has always been you pay for the consulting services that we give you, we’re just not a broker that takes the percentage of premium. And that resonates with exactly the direction that this is going in. So, it’s hard to — I wish I had a better answer. It’s hard to tell at this point whether it will have an impact. I don’t believe it will have a material impact in 2011.

And as you are aware, this whole question of what is included and what is not is under review anyway. So, at this point we are not giving any guidance that it will either help us or hurt us but it is certainly something we are paying very close attention
Jim MacDonald — First Analysis Securities — Analyst
Now I’ll just ask you one more tough one. Any view on same-store sales this year that you can talk about when you’re going to break back into positive?
Steven Gerard — CBIZ, Inc — Chairman and CEO
These aren’t tough questions, these are the right questions. We are expecting to begin to compare positively this year. I’m not going to say it’s going to be first quarter versus second quarter because we just don’t know and so much of the business is first quarter driven. But the trends are such that we are clearly heading in the right direction and we should be posting positive comparables in most of our businesses in 2011 at some point.
Jim MacDonald — First Analysis Securities — Analyst
Thanks.
Operator
The next question comes from Bill Sutherland from Boenning & Scattergood. Please go ahead.
Bill Sutherland — Boenning & Scattergood Inc. — Analyst
Thanks and good morning everybody. Steve, or Ware, can you just clear up the issue with employee services and Q4 with the negative 4.5% same unit trend? Maybe you could rank order what caused it to tilt down that much?
Ware Grove — CBIZ, Inc — CFO and SVP
Yes, Jim, it’s just been kind of lapping and had an increase in the impact on unemployment and the benefits and payroll impact that has on our Payroll and Benefits services. Property and Casualty continues to be a soft market. That’s probably two thirds of the reduction right there.
Bill Sutherland — Boenning & Scattergood Inc. — Analyst
Ware, I’m sorry to interrupt you but it seems like those were the key issues when the decline was more moderate.
Ware Grove — CBIZ, Inc — CFO and SVP
Yes, I understand. The other thing, Bill, that exacerbated it in the fourth quarter was the timing, as Steve commented, some of the carrier commission payments that come in, come in around the end of the year or the first part of next year. We recognize those on a cash basis so the timing is critical and that also was responsible for a piece of it as well. So, that’s just a timing issue.

Steven Gerard — CBIZ, Inc — Chairman and CEO
Yes, and I think it’s also fair to add we’ve had some degree of pricing pressure as our clients are shopping business. We’ve had some degree of client loss. So, it’s not totally external but it’s primarily driven by those factors.
Bill Sutherland — Boenning & Scattergood Inc. — Analyst
Okay. Most of my others have been asked. Can you remind us, I guess, where the break down within employee services by the type of offerings? Just really rough, back of the envelope.
Steven Gerard — CBIZ, Inc — Chairman and CEO
Yes, about 40% of it is benefits, and about 15% to 20% is Property and Casualty. About the same percent as retirement advisory. So that’s 70% to 80% of it right there. And then we have Payroll and HR Recruiting and other services like that round it out.
Bill Sutherland — Boenning & Scattergood Inc. — Analyst
Okay. And the last thing I was going to ask you is as you look at the acquisition picture, how is it looking as far as the number of deals and are you leading in one or more of the segments to acquire?
Steven Gerard — CBIZ, Inc — Chairman and CEO
The acquisition pipeline remains as strong as it normally is. We are typically going to do the 3 to 5 or 6 transactions we do each year. They will probably this year be primarily in Financial Services and Employee Services as there is nothing currently on the board for the MMP business. It’s unlikely that we will see any impact to have a material effect in the first six months of the year, so any impact is probably at the back end. But also let me remind everyone that when we give guidance we don’t include the impact of acquisitions.
Bill Sutherland — Boenning & Scattergood Inc. — Analyst
Right. Last one for you, Steve, was MMP and your confidence in the margin rebound. What are going to be the key factors for that if the revenues are flat or even softer?
Steven Gerard — CBIZ, Inc — Chairman and CEO
I think what you’ve seen in the second half of the year was a better balancing of our resources namely headcount and continued improvement we are getting out of the new systems that we’ve put in place. They go hand-in-hand but we are seeing a better utilization of resources to face off against any declines in revenue.
Bill Sutherland — Boenning & Scattergood Inc. — Analyst
Not an incremental step up in your push off-shore?
Steven Gerard — CBIZ, Inc — Chairman and CEO
No, I’m expecting it to come, quite frankly, more from the technology and the lower headcount. The off-shoring continues to be important to us, but I don’t think it will be a significant step up in 2011.

Bill Sutherland — Boenning & Scattergood Inc. — Analyst
Great. Thanks everybody .
Operator
(Operator Instructions)
The next question comes from Vincent Colicchio from Noble Financial Group. Please go ahead.
Vincent Colicchio — Noble Financial Group — Analyst
Most of mine were answered. Steve, why was the substantial improvement in the MMP business quarter to quarter? Is there any noticeable improvements? Give us some color on that if you could.
Steven Gerard — CBIZ, Inc — Chairman and CEO
Yes, that’s primarily the result of the cost measures that they put in place at midyear when it was clear that the trends that we saw in the first quarter were going to continue during the year, so that’s really headcount reduction, better use of technology, which drove a better bottom line and....
Ware Grove — CBIZ, Inc — CFO and SVP
...and the revenue decline, Vince, was much more severe year over year in the first couple of quarters and that’s really stabilized I think in the fourth quarter for the reasons that Steve talked about earlier.
Steven Gerard — CBIZ, Inc — Chairman and CEO
Yes, some of the high modality items, which Ware touched on, the MRI, CAT scan — some of the diagnostic stuff that were done, which really crashed in the first quarter of last year started to come back a little bit. Now it’s not back to pre-2010 levels, but it is picking up so we are seeing a slightly higher number of procedures for the higher dollar amounts as well as the very effective cost containment program that they put in place midyear.
Vincent Colicchio — Noble Financial Group — Analyst
And, Ware do you have same unit revenue for national practices in this quarter?
Ware Grove — CBIZ, Inc — CFO and SVP
I do. It’s a very small piece and remember, we have our Edward Jones contract in there which is fairly stable, but we also have a small healthcare consulting plus our merger acquisition advisory business which is very lumpy. So, for the fourth quarter, that segment was down 6.4% but that was only $486,000. Again, it’s not a big piece of the total, for the full year, that segment was down 0.8%.
Vincent Colicchio — Noble Financial Group — Analyst
Okay, that’s helpful. Thank you. That’s all my questions.

Operator
There are no additional questions at this time. Please go ahead with any final remarks.
Steven Gerard — CBIZ, Inc — Chairman and CEO
Okay, I thank everybody for dialing in and I again, thank our staff for their hard work in 2010. I know it was a difficult year and a changing environment and so I appreciate all the support and all the efforts you — all of our staff has given. As we look out in 2011 we are, again, cautiously optimistic that the markets that we are in will be improving and that we will be able to take appropriate advantage of that. With that we sign off and we look forward to talking to you after the first quarter report. Thank you all.
Operator
Thank you for participating in the CBIZ fourth quarter and year end 2010 results conference call. This concludes the conference for today. You may all disconnect at this time.